PURCHASE AGREEMENT


     THIS AGREEMENT, effective as of September 1st, 1995, is made by and among ICL. CO., LTD., a corporation organized and existing under the law of Japan, having its principal place of business at 26-7 Minami-oi 3-chome, Shinagawa-ku, Tokyo 140, Japan (hereinafter referred to as 'Purchaser' ), and Glas Aire Industries Ltd., a corporation organized and existing under the law of Canada, having its principal place at 3137 Grandview Highway, Vancouver, B.C. Canada, V5M 2E9, Qualidux Industrial(B.C.), a corporation organized and existing under the law of Canada, having its principal place at 135 Riverside Drive, North Vancouver, B.C., Canada, V711 lT6, and Federation of Canadian Manufacturers in Japan, a corporation organized and existing under the law of Japan, having its principal place at 3-2-5 Maihama, Urayasu-shi, Chiba 279, Japan (three corporations hereinafter referred to as "Suppliers").

WITNESSETH:

     WHEREAS, Purchaser is engaged in the manufacture of accessories of motor vehicles in Japan, WHEREAS, Suppliers are engaged in Canada in the manufacture of door visors for motor vehicles,

     WHEREAS, Purchaser desires to purchase from Suppliers certain door visors for use in motor vehicles provided by Purchaser; and,

     WHEREAS, Suppliers desire to manufacture and supply the door visors to Purchaser.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. DEFINITIONS
        -----------

     As used in this agreement, the following terms shall have the respective meanings set forth below.

     1.1 "Door Visors" shall mean door visors for use in vehicles and/or trucks provided by Purchaser whose door visors are manufactured by Suppliers in accordance with General Specifications described in Exhibit A attached hereto and approved samples under Section 3.2(ii) or such other door visors that Purchaser and Suppliers may agree to include within the scope of this Agreement by specific amendment hereto, which are to be purchased or are purchased by Purchaser from Suppliers under this Agreement.

     1.2 "Service Door Visors" shall mean any Door Visors, or subassemblies designed for use with Door Visors which are to be purchased or are purchased by Purchaser from Suppliers under this Agreement, for after-sale service or replacement of Door visors.

     1.3 "Products" shall mean a pair of Door Visors, left side visor and right side visor, and/or Service Door Visors.

     1.4 "General Specifications" shall mean the general specifications which identify and describe the Door Visors to be manufactured by Suppliers and purchased by Purchaser and which may be changed or modified from time to lime in accordance with the applicable provisions of the Change Procedures Manual.

     1.5 "Purchase Procedures Manual" shall mean the manual prepared by Purchaser, setting forth the procedures and terms and conditions that will be applicable in connection with the supply of Door Visors by Suppliers and his purchase by Purchaser under this Agreement.

     1.6 "Change Procedures Manual" shall mean the manual prepared by Purchaser, setting forth the procedures and terms and conditions that will be applicable in connection with in design or specifications of Door Visors.

     1.7 "Quality Assurance Manual" shall mean the manual prepared by Purchaser, setting forth the procedures that will be applicable in connection with the quality assurance in Suppliers' manufacturing of the Door Visors as well as inspections and quality evaluations of Door Visors required to be made by the parties referenced in such manual.

     1.8 "Claim Procedures Manual" shall mean the manual prepared by Purchaser, setting forth the procedures that will be applicable in connection with the claim procedures regarding the Affected Deliveries and Defective Products (hereinafter defined in Section 9.1).

     1.9 "Field Claim Settlement Procedures Manual" shall mean the manual prepared by Purchaser, setting forth the procedures that will be applicable in connection with the claim and settlement procedures regarding the field claims relating to Products.


     2. RELATIONSHIP OF THE PARTIES
        ---------------------------

     2.1 Purchaser agrees to purchase from Suppliers, and Suppliers agree to manufacture and supply to Purchaser on a continuous basis in accordance with the terms and conditions of this Agreement, Door Visors for use in motor vehicles or trucks provided by Purchaser.

     2.2 Purchaser may designate, with prior written notice to Suppliers, any third parties as agents for Purchaser who provide services related to inland and/or ocean transportation, export and/or import, and/or ordering of Door Visors, and/or any other services designated by Purchaser.

     2.3 Glas Aire Industries, Ltd. shall be a major responsible corporation and Supplier under the Purchase Agreement, the laws of Japan and the commercial agreement with Qualidux Industries(B.C.), secondary responsible corporation.

     2.4 Qualidux Industrial(B.C.) shall be a major producer for Door Visors requested by the Purchaser and shall maintain the level of quality as required under the control and administration of Glas Aire Industries, Ltd., having the obligation of complete financial support in case that Glas Aire Industries, Ltd. has difficulty of finance for the management or operation of Door Visor production.

     2.5 When Glas Aire Industries, Ltd. and Qualidux Industrial(P.C.) will set up a joint venture company or operation for the production of Door Visors requested by the Purchaser, Glas Aire Industries, Ltd. shall be a major responsible corporation for any quality problems, any financial problems and any managemental problems occurred between two corporations, no matter how the stock share of the venture company will be held between two corporations.

     2.6 Federation of Canadian Manufacturers in Japan shall be an agent for both of Glas Aire Industries, Ltd. and Qualidux Industrial(B.C.) and assistant for ICL for acceleration of this production project.

     3. MANUFACTURE AND SUPPLY OF DOOR VISORS
        -------------------------------------

     3.1 Suppliers shall manufacture the Door Visors to be supplied to Purchaser hereunder, in accordance with the General Specifications and the samples approved by Purchaser pursuant to Section 3.2 (ii).

     3.2 The samples of Door Visors shall be manufactured by Suppliers and approved by Purchaser in accordance with the following procedures.

          (i) Suppliers shall manufacture in accordance with the General Specifications, and test evaluate in accordance with Purchaser's instructions, and deliver to Purchaser, together with information and data regarding the results of such test and evaluation by Suppliers, samples of the Door Visors for Purchaser's final evaluation and approval, in such numbers and at such times as may be agreed upon by Purchaser and Suppliers.

          (ii) Purchaser shall notify Suppliers of its approval or disapproval thereof in writing. If Purchaser disapproves of the samples, Purchaser shall provide Suppliers with the reasons therefor, and Suppliers shall take all necessary corrective actions to obtain Purchaser's approval.

     3.3 Suppliers agree to make no change in the design or specifications of Door Visors, unless such proposed changes are communicated to Purchaser and Purchaser agrees to such changes in accordance with Section 3.4.

     3.4 Changes in Door Visors requested by Purchaser or initiated by Suppliers shall be processed between Purchaser and Suppliers in accordance with the Change Procedures Manual.

     3.5 If determined by Purchaser to be necessary for the manufacture and supply of Door Visors. Purchaser may furnish Suppliers with such necessary special tools at Purchaser's costs, subject to the terms and conditions mutually agreed upon by both parties.

     4. PURCHASE PROCEDURES
        -------------------

     4.1 As an aid to Suppliers in planning its manufacture of Door Visors, Purchaser shall provide Suppliers with good faith estimates of purchases anticipated to be made by Purchaser during a specified future period of Lime as agreed between Purchaser and Suppliers, which estimates shall be set forth in each purchase order issued by Purchaser to Suppliers pursuant to Section 4.2, provided that such estimates shall not be binding on Purchaser.

     4.2 Unless otherwise agreed in writing, for the purpose of ordering Door Visors , Purchaser shall issue a purchase order to Suppliers containing (i) a firm order for Door Visors for a specified period as agreed between Purchaser and Suppliers and (ii) a requested delivery date for such Door Visors. Each purchase order shall be sent by telex or facsimile, at 20 days before the requested date of delivery of Door Visors by Suppliers to Purchaser, and two copies of each such purchase order duly signed by Purchaser shall be immediately mailed by Purchaser to Suppliers.

     4.3 Suppliers shall notify Purchaser, by telex or facsimile, within five(5) business days from the date of the purchase order, whether or not Suppliers accept such purchase order and one copy of each purchase order shall be duly counter-signed and immediately returned by Supplier to Purchaser. Suppliers shall accept any purchase order if the quantities of the Door Visors specified in such purchase order do not grossly exceed the estimated quantities of the Door Visors specified in the purchase order last issued by Purchaser to Suppliers pursuant to Section 4.2.

     4.4 Each individual purchase agreement for the Door Visors shall become effective between Purchaser and Suppliers upon the acceptance by telex or facsimile by Suppliers, in accordance with Section 4.3. of a purchase order issued by Purchaser pursuant to Section 4.2.

     4.5 If, at any time during the term of this Agreement, Suppliers are unable to manufacture and supply the full amount of the total quantity of Door Visors specified in the applicable purchase order issued by Purchaser and accepted by Suppliers, then, Suppliers will promptly advise Purchaser of the situation and steps, if any, which Suppliers propose to take to correct the deficiencies. Purchaser shall discuss with Suppliers and determine the quantity which will be supplied to Purchaser, the delivery schedule, and the manner and means of delivery to Purchaser. giving due consideration to such situation, the Suppliers' proposal on the steps to be taken and the results of such, discussion. Purchaser and Suppliers shall be bound by such determination of Purchaser.

         4.6 Notwithstanding Section 4.5, the amount of all additional costs and any loss or damage incurred by Purchaser resulting from Suppliers' failure to deliver Door Visors in accordance with the applicable purchase order issued by Purchaser and accepted by Suppliers, shall be borne by Suppliers and in the case of any loss or damage, promptly paid by Suppliers to Purchaser upon demand.

         4.7 The details of purchase procedures for Door Visors including manners of packing, packaging and loading of Door Visors, and the quantities of Door Visors of which each quantity of Door Visors to be ordered by Purchaser hereunder shall be in multiples shall be set forth in the Purchase Procedures Manual.

     5. PRICE AND PAYMENT
        -----------------

     5.1 Unless otherwise agreed in writing, the price for a pair of Door Visors shall be quoted in U.S. dollars on FOB designated Warehouse basis.

     5.2 The price for Door Visors is set forth in Exhibit B. All changes of such a price and the effective date thereof shall be agreed and determined by both parties in writing.

     5.3 The price for Door Visors listed in each individual purchase agreement effected under Section 4.4 shall be the price in effect at the time such purchase order is issued by Purchaser pursuant to Section 4.2.

     5.4 Changes of the price for Door Visors that become necessary because of changes in the design or specifications of Door Visors shall be made in accordance with the Change Procedures Manual.

     5.5 Unless otherwise agreed in writing, payment for Door Visors shall be made in U.S. dollars by telegraphic transfer remittance to the bank designated by Suppliers within thirty(30) days after shipment of Door Visors from warehouse of Suppliers to Purchaser and the receipt of original or copy of Bill of Lading by the Purchaser.

     5.6 Payment for tooling cost invested by Suppliers for the production of Door Visors shall not be reimbursed to Suppliers without the quality of Door Visors approved by Purchaser.

     6. DELIVERY 0F DOOR VISORS
        -----------------------

     6.1 Unless otherwise agreed in writing, the delivery of Door Visors by Suppliers to Purchaser shall be made on FOB Warehouse of Glas Aire Industries, Ltd. The entire property, control, beneficial ownership and legal title in and to such Door Visors and the risk of loss and damage thereof will pass from Suppliers to Purchaser, after loading of the Door Visors on truck or railroad at the warehouse of Glas Aire Industries, Ltd.

     6.2 Suppliers shall pack, package, and load Door Visors in the manner set forth in the Purchase Procedures Manual.

     6.3 Suppliers may be requested to have an export function of the shipment to Japan for certain periods or tentatively, in order to accelerate the export procedures to Japan, having the responsibility for the shipment from the warehouse of Glas Aire to a designated port warehouse which will be informed before the shipment will be started.

     7. SERVICE DOOR VISORS
        -------------------

     7.1 Purchaser and Suppliers shall determine the items that constitute Service Door Visors, the prices for Service Door Visors and other terms and conditions applicable thereto, and shall prepare and sign a written agreement specifying such determinations.

     7.2  Immediately  after the  signing of the said  written  agreement  under
Section 7.1, Suppliers furnish Purchaser with descriptions and drawings of Service Door Visors including data and information necessary for after-sale by Purchaser.

     7.3 If and when Purchaser ceases to use any Door Visors or any part or subasssembly thereof on the vehicles provided by Purchaser, or this Agreement is terminated or expires, Suppliers agree to provide Service Door Visors in meeting the future service requirements of Purchaser for a period of three continuous years thereafter.

     8. QUALITY ASSURANCE
        -----------------

     8.1 In accordance with Quality Assurance Manual, Suppliers shall measure the Door Visors and assure that the Door Visors are in compliance with the General Specifications and shall further take all steps necessary to ensure that the level of quality of the Door Visors is no less than that of the samples approved under Section 3.2 (ii).

     8.2 Before delivery, Suppliers shall inspect the Door Visors in accordance with the Quality Assurance Manual. Suppliers shall maintain adequate records regarding its quality control inspections and shall submit the results of such inspections to Purchaser from time to time as required by the Quality Assurance Manual. In addition to the foregoing records, Suppliers will establish and maintain a record-keeping system which provides Suppliers with the ability to trace any defects to a specific period of manufacture.

     8.3 Purchaser may, at any time during the ordinary business hours of Suppliers, audit and inspect in accordance with Quality Assurance Manual, materials, the manufacturing and assembling process, molds, tools and dies, and facilities to be utilized for the manufacture of Door Visors at the premises of Suppliers before delivery thereof to Purchaser.

     8.4 Unless otherwise indicated by Purchaser, Purchaser will not perform any inspection of Products after the delivery thereof.

     9. CLAIM PROCEDURES
        ----------------

     9.1 If Purchaser should discover any misdelivery or short delivery ("Affected Delivery"), or any defective or malfunctioning Products, or any loss, damage, discrepancy or non-conformity of any kind("Defective Products") prior to such time as the vehicle on which the Door Visors have been installed passes the Purchaser's final inspection or such time as Service Door Visors are installed on a vehicle, Purchaser shall determine and shall notify Suppliers, in accordance with the Claim Procedures Manual, (i) whether Suppliers shall replace or supplement such Affected Delivery at Suppliers' cost, or grant Purchaser a credit, or (ii) whether Suppliers shall replace or repair the Defective Products at Suppliers' cost, grant Purchaser a credit, or bear the costs and expenses incurred by Purchaser in repairing the Defective Products, all in accordance with the Claim Procedures Manual. Thereupon, Suppliers shall follow Purchaser's instructions contained in such notification.

     9.2 After such time as the vehicle on which Door Visors have been installed passes the Purchaser's final inspection or such time as Service Door Visors are installed on a vehicle, all claims(including claims based on the warranty policy determined by Purchaser) with respect to the said Door Visors or Service Door Visors shall be settled between Purchaser and Suppliers in accordance with the Field Claim Settlement Procedures Manual.

     10. WARRANTY
         --------

     10.1 Suppliers warrant that Products supplied and purchased hereunder shall; i) be of good material and workmanship, and free from defect in design and manufacture,

          ii)   conform  to  the   specification   described   in  the   General
     Specifications, or descriptions and drawings furnished by Suppliers to Purchaser pursuant to Section 7.2, and

          iii) be of the same or higher level of quality as the approved samples under Section 3.2(ii).

     11. FORMALITIES
         -----------

     11.1 Purchaser shall take the necessary steps to satisfy the requirements of laws, regulations or governmental orders relating to Door Visors in the countries where the vehicles on which Door Visors have been installed, are sold to and/or used by customers. Upon Purchaser's request, Suppliers shall fully cooperate with Purchaser in taking such necessary steps.

     12. PRODUCT LIABILITY
         -----------------

     12.1 Purchaser and Suppliers each agrees to indemnify, defend and hold harmless the other from and against any liabilities, claims and demands arising out of the death of or injury to any person or damage to any property alleged to have resulted from a defect in or malfunction of any of the products, provided such alleged defect or malfunction resulted from or arose out of the activities performed by such party in fulfilling its respective obligations under this Agreement.

     12.2 With respect to any actual, potential, or threatened product liability claim, action, or proceeding relating to any Products("PL CLAIM"), Suppliers shall; (i), in case of a PL Claim against Suppliers, communicate with Purchaser from time to time and observe the instructions of Purchaser., and, in case of a PL Claim against Purchaser, cooperate with Purchaser in investigating the facts and circumstances surrounding the PL claim and in litigating the matter;(ii) refrain from taking positions adverse to the interests of Purchaser; and (iii) not institute any claim, action, or proceeding, whether by crossclaim, third-party claim, interpleader, or otherwise, against Purchaser.

     12.3 Each of the parties agrees not to disclose to any third parties any information with respect to the arrangements effected under this Article 12, except as may be required as a matter of law or in any judicial proceedings involving such party.

     13. RECALL
         ------

     13.1 In the event that an inquiry or investigation is made as to Purchaser and/or Suppliers by any government or governmental agencies with respect to any defect in any Product, Suppliers shall cooperate with Purchaser to deal with such inquiry or investigation, shall follow instructions given by Purchaser to Suppliers and shall provide Purchaser with technical materials and other information requested by such government or governmental agencies or considered by Purchaser to be necessary in dealing with such inquiry or investigation.

     13.2 In the event that any defect in any Product is discovered during the course of an inquiry or investigation under Section 13.1 or a test or other measures conducted by Purchaser, Purchaser shall determine whether or not to recall such Product. In case Purchaser determines to do so, Purchaser shall also determine the timing, method and other matters necessary for such recall, and the sharing of expenses for carrying out such recall between Purchaser and Suppliers and Suppliers agrees to be bound by Purchaser's determination.

     14. GENERAL, PROVISIONS
         -------------------

     14.1 Confidentiality

     During the term of this Agreement and for five years after The termination thereof, both parties shall hold confidential and shall not disclose to any third party any of the information and data furnished by the other party under this Agreement.

     14.2 Patents

         Suppliers will defend, protect, and hold harmless Purchaser, its successors, assigns, purchasers, and users of Products, against all suits, at law or in equity, and from all damages, claims, and demands for actual or alleged infringement of Japanese or foreign patents by reason of the use or sale of the Products at any place in the world, unless such infringement arises solely from the use of any technical information or design which Purchaser may have provided to Suppliers in connection with Products.

     14.3 Prohibition

     Suppliers shall not execute any sales, transaction or grant of Door Visors, designs and specification to any third party without permission of Purchaser in writing.

     14.4 Force Majeure

     Any party to this Agreement shall notify the other party without delay if all or part of its responsibilities under this Agreement cannot be performed due to an act of God, war, riot, revolution, change or abolition of laws, governmental order or restriction, strike or other dispute, traffic accident, or other force majeure, and such party shall be relieved of performing such responsibilities for the period during which such force maieure situation exists. Such party shall exert its best efforts to neutralize the effect of or eliminate such force majeure situation as soon as possible.

     14.5 Term

     This Agreement shall come into force on the date first above written and, unless earlier terminated as provided in this Agreement, shall remain in force until August 31, 1996. This Agreement shall be automatically renewed for successive one(1) year period, unless either party gives to the other party written notice of its intention not to renew this Agreement by registered letter at least five (5) months prior to the expiration of the relevant term.

     14.6 Termination

     (i) This Agreement may be terminated at any time by either party:

          (a) if the other party defaults in the performance of any provision of this Agreement and such default continues unremedied for a period of forty-five(45) days after notice in writing thereof;

          (b) if Isuzu Motors, LTD. Japan does not provide or produce any vehicles in and/or for markets of Japan or any other countries.


     (ii) If any of the following events occur with respect to Suppliers, Purchaser may, without serving on Suppliers any notice of demand, immediately terminate this Agreement and/or any individual purchase agreement effected under
Section 4.4, by serving on Supplier written notice of termination:


          (a) If the property of Suppliers is subject to attachment, provisional attachment, provisional disposition, disposition by public sale, disposition for failure to pay taxes or any other similar disposition by a public authority; or if Suppliers file a petition or have a petition filed against it by any person for corporate rehabilitation, corporate reorganization, bankruptcy, or sale by public auction;


          (b)  If  any  note  or  draft  issued  or  accepted  by  Suppliers  is
     dishonored,   or  Suppliers   becomes   unable  to  make  payments  on  its
     obligations;


          (c) If Suppliers undertake a reduction of capital, a dissolution, a transfer of all or an important portion of its business or a material alternation or abandonment of its business; provided that, when a resolution of the general meeting of shareholders is required to undertake one of the above acts, this Agreement may be terminated at any time after such resolution is adopted;

          (d) If a serious change arises in the assets, financial condition or business of Suppliers, and the attainment of the purpose of this Agreement thereby becomes impossible or Purchaser reasonably believes that it will become impossible.

     14.7 Survival Provisions

     The provision of Sections 7.3, 9.1, 9.2,  12.1,  12.2,  12.3,  13.1,  13.2,
14.1, 14.2, 14.11, 14.13 and 14.14 shall survive any expiration or termination of this Agreement.

     14.8 Waiver

     The failure of any party hereto at any time to require performance by the other party of any responsibility or obligation hereunder shall in no way effect the full right to require such performance at any time thereafter. Nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or other provision nor shall it constitute a waiver of the responsibility or obligation itself.

     14.9 Compliance with Law

     Except as otherwise specifically provided in this Agreement, .each of the parties hereto shall be responsible for compliance with and for the obtaining of such approvals as may be required under such national, federal, state, provincial, territorial, and local laws, rules, executive orders, regulations, and ordinances as may be applicable to its performance of its responsibilities and obligations under this Agreement.

     14.10 Assignability

     This Agreement may not be assigned by any party to any person, firm or corporation, nor may any party transfer or assign or attempt to transfer or assign any right or transfer or delegate any obligation or responsibility under this Agreement to any person, firm or corporation without the prior written consent of the other party.

     14.11 Law, Construction, and Severability

     This Agreement shall be governed by and construed according to the laws of Japan. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction where it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects.

     Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, Suppliers and Purchaser shall negotiate appropriate modifications to this Agreement to reflect those changes that are required by law.

     The table of contents, Section, Article, and paragraph headings in this Agreement are for the convenience of the parties and shall not be considered in any question of interpretation or construction of this Agreement.

     14.12 Governing Language

     This Agreement and all other agreements, documents, books, manuals, schedules, and notices that are referred to herein or supplementary hereto are to be prepared or furnished in the English language.

     14.13 Disputes

     Any and all disputes concerning questions of fact or law arising from or in connection with interpretation, performance, non-conformance or termination of this Agreement (including the validity, scope, or enforceability of this Agreement to arbitrate) or any transaction conducted under this Agreement shall be settled by mutual consultation between the parties in good faith as promptly as possible, but failing amicable settlement, shall be finally settled under the rules of conciliation and arbitration of the Japan Commercial Arbitration Association. Any such arbitration shall take place in Tokyo, Japan, and shall be the sole method of dispute solution. Such arbitration shall be conducted in English.

     14.14 Sole Agreement

     This Agreement cancels and supersedes all previous agreements of the parties relating to the subject matter covered herein.

     There are no other agreements or understandings, either oral or in writing, between the parties affecting this Agreement or relating to the manufacture and supply by Supplier or the purchase by Purchaser of Products, except as otherwise specifically provided or referred to in this Agreement.

     14.15 Notices

     Except as otherwise specifically provided in any other agreement, manuals, or documents referred to in this Agreement, any notice required or permitted to be given under this Agreement shall be in writing. Any such notice to Purchaser shall be directed to and addressed as follows:

              Purchasing Department
              ICL. CO., LTD.
              3-26-7 Minami oi, Shinagawa-ku
              Tokyo, 140 Japan
              facsimile: O3-3763-6819

     Any such notice to Suppliers shall be directed to and addressed as follows:

              Glas Aire Industries Inc.
              3137 Grandview Highway
              Vancouver, B.C. Canada, V5M 2E9
              facsimile: 604-433-0221



     A notice shall be either delivered to the address aforesaid or sent by prepaid registered or certified mail or sent by telex or facsimile and properly confirmed by prepaid registered or certified mail.

     IN WITNESS WHEREOF, Purchaser and Suppliers have caused this Agreement to be executed in duplicate as of the day and Year set forth below by their duly authorized officers.


ICL. CO., LTD.                                  GLAS AIRE\ NDUSTRIES, INC.

SIGN:      s/ Mitsuru Nagamuma                  SIGN:     /s/ Alex Y.W. Ding
      --------------------------------               ---------------------------

BY:   Mitsuru Nagamuma                          BY:   Alex Y. W. Ding
    ----------------------------------              ----------------------------

TITLE: Director, Purchasing                     TITLE:  President
      --------------------------------                 -------------------------

DATE:  First of September, 1995                 DATE:  First of September. 1995
       ------------------------                        ------------------------



QUALIDUX INDUSTRIAL(B.C.)

SIGN:     /s/ W. Bernie Ting                    As a witness for the production
      --------------------------                of Door Visors under cooperation
                                                among corporations:

BY:   W. Bernie Ting
    ----------------------------
                                                FEDERATION OF CANADIAN
                                                MANUFACUTURING IN JAPAN
TITLE:  General Manager
       -------------------------


DATE:   First of September, 1995                SIGN:   /s/ Brett Davis
        ------------------------                     ------------------


                                                BY:  Brett Davis
                                                     ---------------------------

                                                TITLE:  General Manager
                                                        ------------------------

                                                DATE:  First of September, 1995
                                                       -------------------------